                                                                    EXHIBIT (12)

                        HONEYWELL INC. AND SUBSIDIARIES
            COMBINED WITH PROPORTIONAL SHARES OF 50% OWNED COMPANIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                   FOR THE FIVE YEARS ENDED DECEMBER 31, 1996
                             (DOLLARS IN MILLIONS)

                                                              1996       1995       1994       1993       1992
                                                            ---------  ---------  ---------  ---------  ---------
Income before income taxes................................  $  610.20  $  505.50  $  369.70  $  478.50  $  634.70
Deduct:
  Equity income...........................................      13.30      13.60      10.50      17.80      15.80
                                                            ---------  ---------  ---------  ---------  ---------
  Subtotal................................................     596.90     491.90     359.20     460.70     618.90
Add (Deduct):
  Dividends from less than 50% owned companies............       2.16       2.58       2.37       2.10       1.54
  Proportional share of income (loss) before income taxes
   of 50% owned companies.................................       (.93)       .41      (2.83)       .30        .79
                                                            ---------  ---------  ---------  ---------  ---------
Adjusted income...........................................     598.13     494.89     358.74     463.10     621.23
                                                            ---------  ---------  ---------  ---------  ---------
Fixed charges
Interest on indebtedness:
  Honeywell Inc. and subsidiaries.........................      76.81      79.66      72.89      65.46      87.54
  50% owned companies.....................................        .05     --         --         --         --
                                                            ---------  ---------  ---------  ---------  ---------
  Subtotal................................................      76.86      79.66      72.89      65.46      87.54
Amortization of debt expense..............................       4.55       3.66       2.61       2.54       2.36
Interest portion of rent expense..........................      51.24      47.80      45.64      44.75      42.68
                                                            ---------  ---------  ---------  ---------  ---------
Total fixed charges.......................................     132.65     131.12     121.14     112.75     132.58
Total available income....................................  $  730.78  $  626.01  $  479.88  $  575.85  $  753.81
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges........................       5.51       4.77       3.96       5.11       5.69
                                                            ---------  ---------  ---------  ---------  ---------
                                                            ---------  ---------  ---------  ---------  ---------

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